SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 1, 2005

ASHFORD HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its charter)

MARYLAND	001-31775	86-1062192
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On December 27, 2004, Ashford Hospitality Trust, Inc. (the “Company”) executed a Series B Cumulative Convertible Redeemable Preferred Stock Purchase Agreement (“purchase agreement”) for the sale of $75.0 million of Series B cumulative convertible redeemable preferred stock of the Company to Security Capital Preferred Growth Incorporated (“Security Capital”). Under the purchase agreement, 993,049 shares of Series B preferred stock were issued December 30, 2004 for approximately $10.0 million and 6,454,816 shares of Series B preferred stock were issued June 15, 2005 for approximately $65.0 million. Pursuant to this purchase agreement and subsequent amendment, Security Capital has certain participation rights with respect to certain sales of equity securities by the Company. Based on these participation rights and the Company’s follow-on common stock offering completed on January 20, 2005, Security Capital had the option to purchase up to 2,070,000 shares of the Company’s common stock for $9.139 per share.

On July 1, 2005, the Company issued 2,070,000 shares of its common stock to Security Capital for $9.139 per share, which generated gross proceeds of approximately $18.9 million. There were no underwriting discounts or commissions related to this transaction.

The issuance of these shares of common stock on July 1, 2005 was affected in reliance upon an exemption form registration provided by Section 4(2) under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   July 6, 2005

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ DAVID A. BROOKS

David A. Brooks
Chief Legal Officer